Exhibit 99.1


March 31, 2006  SERVOTRONICS, INC. (AMEX- SVT) ANNOUNCES INCREASED
                          YEAR END INCOME AND REVENUES


     Elma, NY -- Servotronics, Inc. (Amex - SVT) reported an approximate 85.7% year-to-year increase in net income to $1,363,000 (or $0.66 per share basic, $0.64 per share diluted) on an approximate 4.6% increase in revenues to $23,126,000 for the fiscal year ended December 31, 2005. The net income and revenues for the fiscal year ended December 31, 2004 were $734,000 (or $0.36 per share basic, $0.35 per share diluted) and $22,113,000 respectively. The reported increase in net income includes approximately $500,000 of after-tax net proceeds from a non-recurring insurance payment which was partially offset by an after-tax charge of approximately $230,000 for the maintenance and funding of frozen pension/retirement plans to facilitate settlements. The Company's cash flow and working capital continues strong. The current ratio is better than 5.4 to 1 and working capital is in excess of $13,000,000.

     Under the Company's previously announced share purchase program, the Board of Directors authorized the purchase of up to 250,000 of the Company's shares. The timing and actual number of shares purchased depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. To date, the Company has purchased or committed to purchase 77,757 shares.

     The Company exhibited at the Paris Air Show in June 2005 and at the Asian Aerospace Show in Singapore in February 2006. The Company's Advanced Technology Group (ATG) is continuing to grow its revenues through new programs, new product applications and expansion of current programs. During 2005 the Company entered into a multi-year agreement to provide various proprietary products to one of its significant global customers. This long term agreement is for a minimum of three (3) years with provisions for extension. The estimated value of this multi-year agreement is $3,000,000 per year and increasing. Other proprietary Company products are also under multi-year agreements with other customers. New product applications are in various stages of development and/or qualification testing. The applications include the Joint Strike Fighter, jet engines, aircraft environmental controls, medical equipment, semi-conductor manufacturing equipment and other military, commercial and industrial applications.

     The Consumer Products Group (CPG) completed a significant government contract for a combination knife and bayonet system in 2005. New products continue to be developed and orders received for both the military and commercial applications. The CPG's products for the government, sporting, recreational and collectible markets are being aggressively expanded.

     The Company is composed of two groups - the Advanced Technology Group and the Consumer Products Group. The Advanced Technology Group primarily designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, satellite launch vehicles, etc.). This group is currently providing products for a significant number of aerospace programs such as the F/A-18 E/F Super Hornet and other jet fighters; the Bell/Boeing MV-22 Osprey Tiltrotor Joint Service Aircraft, the Blackhawk, Apache, A-10 and other helicopters, the Standard Missile, numerous business and regional jet aircraft, Raytheon's Hawker Horizon Aircraft, Embraer TwinTurbo Fan aircraft, the Airbus 300 series and Boeing 700 series commercial aircraft, DeHavilland DHC8-40 and various other programs.

     Servotronics' Consumer Products Group designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, and pocket knives for both commercial and government applications.